EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FormFactor, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-106043, 333-115137, 333-125918, 333-139074, 333-148198, 333-149411, 333-157610, 333-165058, 333-172318, 333-179589, 333-181450, and 333-188363) of FormFactor, Inc. of our report dated March 7, 2014, with respect to the consolidated balance sheet of FormFactor, Inc. as of December 28, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, which report appears in the annual report on Form 10-K of FormFactor, Inc. for the year ended December 28, 2013.

/s/ KPMG LLP
Santa Clara, California
March 7, 2014